Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark A. Carano
Senior Vice President,
Chief Financial Officer and Treasurer
Insteel Industries Inc.
(336) 786-2141, Ext. 3038

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL 2021 RESULTS

MOUNT AIRY, N.C., October 21, 2021 – Insteel Industries Inc. (NYSE: IIIN) today announced record financial results for its fourth quarter and fiscal year ended October 2, 2021.

Fourth Quarter 2021 Results

Net earnings for the fourth quarter of fiscal 2021, which represented the highest level on record for the Company, were $25.2 million, or $1.28 per diluted share, compared to $7.4 million, or $0.38 per share, in the same period a year ago. Insteel’s fourth quarter results benefitted from widening spreads between selling prices and raw material costs relative to the prior year quarter. Robust demand for the Company’s reinforcing products and price increases to recover rapidly escalating raw material costs more than offset the impact of lower shipments resulting from sustained tight supply conditions for raw materials.

Net sales increased 23.9% to $171.3 million from $138.2 million in the prior year quarter driven by a 56.1% increase in average selling prices that offset a 20.6% decrease in shipments. Shipments for the prior year quarter benefited from an extra week based on Insteel’s fiscal calendar. On a pro forma basis, adjusting the prior quarter to reflect the same 13-week period as the current quarter, the year-over-year shipment decrease was 14.5%. On a sequential basis, average selling prices increased 18.8% from the third quarter of fiscal 2021 and shipments decreased 10.3%.

Gross margin increased 920 basis points to 23.3% from 14.1% in the prior year quarter primarily due to widening spreads between selling prices and raw material costs that typically occurs during periods of rapidly escalating pricing and the strength of our markets. Net earnings for the prior year quarter reflect a $0.4 million increase in cash surrender value of life insurance policies, which reduced selling, general and administrative (“SG&A”) expense, and $0.7 million of restructuring charges related to the Company’s prior year acquisition of substantially all of the assets of Strand-Tech Manufacturing, Inc. (“STM”), which, in the aggregate, reduced net earnings per share by $0.01.

Operating activities generated $4.4 million of cash during the fourth quarter compared to $11.4 million in the prior year quarter due primarily to the relative changes in working capital. Working capital used $24.2 million of cash in the current year compared to providing $0.3 million the prior year.

Fiscal 2021 Results

Fiscal 2021 annual revenue and net earnings are the highest on record for the Company. Net earnings increased to $66.6 million, or $3.41 per diluted share, from $19.0 million, or $0.98 per diluted share, in the prior year. Net sales increased 25.0% to $590.6 million from $472.6 million in the prior year driven by a 25.7% increase in average selling prices and essentially flat shipment volume. The prior year benefited from an extra week based on Insteel’s fiscal calendar. On a pro forma basis, adjusting the prior year to reflect the same 52-week period as the current year, the year-over-year shipment increase was 1.6%.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Gross margin expanded to 20.6% from 11.8% due to the wider spreads. Insteel’s net earnings for fiscal 2021 reflect a $1.5 million increase in cash surrender value of life insurance policies and $2.9 million of restructuring charges and acquisition costs related to the STM transaction, which, in the aggregate, reduced fiscal 2021 net earnings per diluted share by $0.05. Net earnings for the prior year period reflect $1.9 million of restructuring charges and acquisition costs related to the STM transaction and a $1.0 million gain on the disposition of assets held for sale, which, in the aggregate, reduced fiscal 2020 net earnings per diluted share by $0.04.

Operating activities generated $69.9 million of cash compared to $56.2 million in the prior year due primarily to higher earnings. Working capital used $12.3 million in the current year compared to providing $19.4 million in the prior year.

Capital Allocation and Liquidity

Capital expenditures for fiscal 2021 increased to $17.5 million from $7.1 million in the prior year and are expected to total up to $25 million in 2022 including expenditures primarily to advance the growth of our engineered structural mesh business and to support cost and productivity improvement initiatives as well as recurring maintenance requirements.

Insteel ended the year debt-free with $89.9 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“We experienced a host of challenges in fiscal 2021 including recruiting and staffing obstacles and the most severe steel shortage in memory, each of which is ongoing early in fiscal 2022. Our people persevered through these adversities during 2021, continually demonstrating their unmatched professionalism,” commented H.O. Woltz III, Insteel’s president and CEO. “As we look ahead to fiscal 2022, we expect our financial performance to continue to benefit from robust market conditions as confidence grows within private and public non-residential construction markets.”

Mr. Woltz added, “Supply chain challenges, initially highlighted in our second quarter of 2021, in addition to critically tight labor markets, continue to impact our operations. Domestic production of steel wire rod, our primary raw material, is inadequate to satisfy domestic demand resulting in on-going customer service challenges, plant operating inefficiencies and escalating prices. While we are active in international steel markets to bolster supplies, a significant part of our production must comply with Buy America regulations, and robust demand across most of the world has resulted in limited availability of offshore steel wire rod for applications where foreign raw material is permissible. Notwithstanding these challenges, we look forward to robust markets and performance in 2022.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter and 2021 fiscal year end financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

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About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 3, 2020.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 3, 2020 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 2,	October 3,	October 2,	October 3,
	2021	2020	2021	2020

Net sales	$171,258	$138,231	$590,601	$472,618
Cost of sales	131,339	118,769	469,053	416,831
Gross profit	39,919	19,462	121,548	55,787
Selling, general and administrative expense	7,321	9,308	32,388	31,348
Restructuring charges, net	68	738	2,868	1,695
Acquisition costs	-	-	-	195
Other expense (income), net	(9)	29	114	(1,254)
Interest expense	23	28	96	106
Interest income	(6)	(21)	(21)	(473)
Earnings before income taxes	32,522	9,380	86,103	24,170
Income taxes	7,370	1,954	19,493	5,161
Net earnings	$25,152	$7,426	$66,610	$19,009

Net earnings per share:
Basic	$1.30	$0.38	$3.44	$0.99
Diluted	1.28	0.38	3.41	0.98

Weighted average shares outstanding:
Basic	19,386	19,296	19,344	19,278
Diluted	19,612	19,396	19,534	19,383

Cash dividends declared per share	$0.03	$0.03	$1.62	$0.12

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	October 2.	July 3,	October 3,
	2021	2021	2020
Assets
Current assets:
Cash and cash equivalents	$89,884	$89,827	$68,688
Accounts receivable, net	67,917	59,349	53,817
Inventories	79,049	71,158	68,963
Other current assets	10,056	7,479	5,570
Total current assets	246,906	227,813	197,038
Property, plant and equipment, net	105,624	105,729	101,392
Intangibles, net	7,668	7,882	8,567
Goodwill	9,745	9,745	9,745
Other assets	20,767	20,762	21,160
Total assets	$390,710	$371,931	$337,902

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$49,443	$60,217	$38,961
Accrued expenses	19,406	15,412	14,717
Total current liabilities	68,849	75,629	53,678
Long-term debt		-	-
Other liabilities	19,823	19,306	19,421
Commitments and contingencies
Shareholders' equity:
Common stock	19,408	19,358	19,304
Additional paid-in capital	78,688	77,780	76,387
Retained earnings	206,384	181,814	171,068
Accumulated other comprehensive loss	(2,442)	(1,956)	(1,956)
Total shareholders' equity	302,038	276,996	264,803
Total liabilities and shareholders' equity	$390,710	$371,931	$337,902

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 2,	October 3,	October 2,	October 3,
	2021	2020	2021	2020
Cash Flows From Operating Activities:
Net earnings	$25,152	$7,426	$66,610	$19,009
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,693	3,629	14,521	14,255
Amortization of capitalized financing costs	16	17	65	66
Stock-based compensation expense	814	751	1,988	2,028
Deferred income taxes	(82)	(816)	(118)	(424)
Asset impairment charges	-	-	1,415	343
Loss (gain) on sale and disposition of property, plant and equipment	-	(83)	125	(1,114)
Increase in cash surrender value of life insurance policies over premiums paid	-	(419)	(1,533)	(243)
Gain from life insurance claims	-	-	-	(200)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(8,568)	1,084	(14,100)	(5,806)
Inventories	(7,891)	5,306	(10,086)	5,060
Accounts payable and accrued expenses	(7,751)	(6,122)	11,891	20,159
Other changes	(969)	647	(900)	3,091
Total adjustments	(20,738)	3,994	3,268	37,215
Net cash provided by operating activities	4,414	11,420	69,878	56,224

Cash Flows From Investing Activities:
Acquisition of business	-	-	-	(18,356)
Capital expenditures	(3,819)	(3,666)	(17,500)	(7,114)
Increase in cash surrender value of life insurance policies	(105)	(81)	(416)	(390)
Proceeds from sale of assets held for sale		311	79	2,186
Proceeds from sale of property, plant and equipment	-	-		40
Proceeds from surrender of life insurance policies	5	65	32	260
Proceeds from life insurance claims	-	-		200
Net cash used for investing activities	(3,919)	(3,371)	(17,805)	(23,174)

Cash Flows From Financing Activities:
Proceeds from long-term debt	67	99	297	322
Principal payments on long-term debt	(67)	(99)	(297)	(322)
Cash dividends paid	(582)	(578)	(31,294)	(2,313)
Cash received from exercise of stock options	648	-	1,082	-
Payment of employee tax withholdings related to net share transactions	(504)	(154)	(665)	(230)
Net cash used for financing activities	(438)	(732)	(30,877)	(2,543)

Net increase in cash and cash equivalents	57	7,317	21,196	30,507
Cash and cash equivalents at beginning of period	89,827	61,371	68,688	38,181
Cash and cash equivalents at end of period	$89,884	$68,688	$89,884	$68,688

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$-	$-
Income taxes, net	5,925	1,577	16,799	1,919
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	501	769	501	769
Restricted stock units and stock options surrendered for withholding taxes payable	504	154	665	230

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